Sangamo BioSciences Reports Fourth Quarter And Full Year 2012 Financial Results

RICHMOND, Calif., Feb. 6, 2013 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported fourth quarter and full year 2012 financial results and accomplishments.

(Logo: http://photos.prnewswire.com/prnh/20130102/SF35903LOGO)

For the fourth quarter ended December 31, 2012, Sangamo reported a consolidated net loss of $3.5 million, or $0.07 per share, compared to a net loss of $6.4 million, or $0.12 per share, for the same period in 2011. As of December 31, 2012, the Company had cash, cash equivalents, marketable securities and interest receivable of $76.3 million.

Revenues were $8.9 million for the fourth quarter of 2012, compared to $4.7 million for the same period in 2011. Fourth quarter 2012 revenues were generated from the Company's collaboration agreements with Shire AG (Shire), Dow AgroSciences (DAS) and Sigma-Aldrich Corporation (Sigma), and research grants. The revenues recognized for the fourth quarter of 2012 consisted of $8.5 million in collaboration agreements and $0.4 million in research grants, compared to $3.2 million and $1.5 million, respectively, for the same period in 2011.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement with Shire established in January 2012. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the fourth quarter of 2012. Sangamo also recognized $4.3 million of revenues related to research services performed under the collaboration agreement with Shire in the fourth quarter. The increase in collaboration agreement revenues for the fourth quarter of 2012 was also partly attributable to increased minimum annual sublicensing revenue from DAS.

Research and development expenses were $9.3 million for the fourth quarter of 2012, compared to $7.9 million for the same period in 2011. The increase in research and development expenses for the fourth quarter of 2012 was primarily related to the increase in external research expenses associated with our preclinical programs, partially offset by lower clinical trials and manufacturing expenses for our SB-728-T HIV/AIDS program. General and administrative expenses were $3.0 million for the fourth quarter of 2012 and $3.2 million for the same period in 2011.

Total operating expenses for the fourth quarter of 2012 were $12.3 million, compared to $11.1 million for the same period in 2011.

Full Year Results
For the year ended December 31, 2012, the consolidated net loss was $22.3 million, or $0.42 per share, compared to a consolidated net loss of $35.8 million, or $0.71 per share, for the year ended December 31, 2011. Revenues were $21.7 million in 2012, compared to $10.3 million in 2011, with the increase primarily due to Sangamo's collaboration agreement with Shire. Total operating expenses were $43.9 million for 2012 and $46.1 million for 2011.

Recent Events

  The Company Provided a Comprehensive Overview of its ZFP Therapeutic® Development Programs at its December 6, 2012 Analyst and Investor Briefing. Sangamo's management team provided an update on the Company's technology platform advancements and pipeline of ZFP Therapeutics® as well as near- and mid-term operating and financial goals during an Analyst and Investor Briefing on December 6, 2012. A webcast of the presentation can be accessed Company's website in the Investor section under Events and Presentations.
  Presentation of Data Demonstrating a Disruptive and Broadly Leverageable Platform For Protein Replacement Therapies at the American Society Of Hematology Meeting (ASH). New pre-clinical data were presented demonstrating the successful application of Sangamo's In Vivo Protein Replacement PlatformTM. Based on the Company's zinc finger DNA-binding protein nuclease (ZFN) genome-editing technology, the platform enables the permanent production of therapeutic proteins from the liver with a single systemic treatment, potentially providing curative treatments for a range of monogenic diseases including hemophilia and lysosomal storage diseases (LSD) such as Gaucher and Fabry disease. Such diseases are currently treated by regular infusions of protein or enzyme replacement therapy (ERT) throughout the patient's life.
  First Presentation of Data from ZFP Therapeutic® for Huntington's Disease at 2012 Annual Meeting of Society for Neuroscience. Data from Sangamo's program with Shire AG (LSE: SHP, NASDAQ: SHPG) to develop a novel ZFP Therapeutic approach to Huntington's disease (HD), an inherited progressive neurodegenerative disease, were presented at the 2012 Annual Meeting of the Society for Neuroscience, the world's largest forum for neuroscientists.  The data demonstrate that Sangamo's ZFP gene regulation technology (ZFP TF) can be used to selectively repress the expression of the mutant disease-causing form of the huntingtin gene (HTT) while leaving expression levels of the normal gene unchanged in cells derived from HD patients. Research in animal models of the disease has shown that lowering the levels of the defective HTT protein can prevent, or even reverse, disease progression.  Sangamo's ZFP approach is unique in that it selectively shuts down the disease-causing HTT gene copy at the DNA-level while preserving activity of the normal gene copy.

Financial Guidance for 2013

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $55 million at the end of 2013, inclusive of research funding from Shire but exclusive of funds arising from any additional new collaborations or partnerships, or other new sources.
  Revenues: Sangamo expects that revenues will be in the range of $20 to $24 million in 2013, inclusive of research funding from Shire.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $46 to $50 million for 2013.

Conference Call
Sangamo will host a conference call today, February 6, 2013 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters, and provide guidance with respect to 2013.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 92659211. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 6, 2013 to midnight ET on February 13, 2013. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 92659211.

About Sangamo
Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia, Huntington's disease and hemoglobinopathies such as beta-thalassemia and sickle cell anemia. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue and related cash proceeds, the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaborations, and recognition of revenues under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 8,520	$ 3,234	$ 18,186	$ 6,110
Research grants	411	1,514	3,469	4,209
Total revenues	8,931	4,748	21,655	10,319

Operating expenses:
Research and development	9,281	7,878	31,709	32,098
General and administrative	3,019	3,235	12,144	14,042
Total operating expenses	12,300	11,113	43,853	46,140
Loss from operations	(3,369)	(6,365)	(22,198)	(35,821)
Interest and other income (expense), net	(109)	6	(66)	71
Net loss	$ (3,478)	$ (6,359)	$(22,264)	$(35,750)

Basic and diluted net loss per common share	$ (0.07)	$ (0.12)	$ (0.42)	$ (0.71)

Shares used in computing basic and diluted net loss per common share	52,968	52,524	52,741	50,512

Selected Balance Sheet Data:
	December 31, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 76,321	$ 84,463
Total assets	82,533	87,336
Total stockholders' equity	64,896	80,132

CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., +1-510-970-6000, x271